FOR IMMEDIATE RELEASE
Capital Bancorp Appoints Jacob Dalaya as Chief Financial Officer
ROCKVILLE, Md., November 14, 2025 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (NASDAQ: CBNK) today announced the appointment of Jacob Dalaya as Executive Vice President and Chief Financial Officer of Capital Bancorp and Capital Bank, National Association, effective immediately.
Prior to his appointment, Mr. Dalaya served as Chief Strategy Officer, where he played a key role in strategic and financial planning and oversaw the acquisition of IFH. Before joining Capital Bank, Mr. Dalaya was a Managing Director at Webster Financial Corporation and held several leadership roles at Sterling Bancorp. Earlier in his career, he was a Vice President in the investment banking division of Keefe, Bruyette & Woods, where he helped lead the execution of mergers and acquisitions and capital raising transactions. Mr. Dalaya also previously held various roles in the financial institutions investment banking group at J.P. Morgan Securities. Mr. Dalaya is a graduate of New York University.
“Jake has been instrumental in shaping Capital Bank’s long-term strategy and strengthening our financial discipline,” said Edward Barry, Chief Executive Officer of Capital Bank. “His combination of strategic insight, operational rigor, and deep industry experience is exactly what we need as we continue to scale the bank and advance our growth agenda. The board and I are confident that Jake will make an exceptional CFO and help guide Capital Bank through its next chapter of accelerated performance.”
“Capital Bank has built a compelling strategy diversified across a strong core commercial bank and differentiated, high-return verticals. In the time that I have been with the bank, I have been impressed by the management team and board’s vision and focus on execution. I look forward to working with the team to continue generating best-in-class returns and growth for our shareholders,” stated Mr. Dalaya.
Capital Bancorp, Inc. (NASDAQ: CBNK) has $3.4 billion in assets as of September 30, 2025. The bank operates a diversified portfolio of regional banking and national specialty platforms. Capital Bank is a member of the Federal Reserve Bank system, Member FDIC, and Equal Housing Lender.
CONTACT INFORMATION:
Capital Bank, N.A.
Media Contact:
Bryon Stevens
Investor Relations
Email: bstevens@capitalbankmd.com
Phone: 917-848-5896